Filed Pursuant to Rule 424(b)(3)
Registration No. 333-211932

Prospectus Supplement No. 1

(to Prospectus dated April 7, 2018)

2,850,000 SHARES

CURRENCYSHARES® JAPANESE YEN TRUST

This Prospectus Supplement No. 1 amends and supplements our prospectus dated April 7, 2018 (the “Prospectus”), and should be read in conjunction with, and must be delivered with, the Prospectus.

The CurrencyShares® Japanese Yen Trust intends to change its name to “Invesco CurrencyShares® Japanese Yen Trust” on or about June 4, 2018.

After the name change, the Trust’s CUSIP number also will change.

The Prospectus remains unchanged in all other respects. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Prospectus.

The date of this Prospectus Supplement is May 4, 2018